Exhibit 10.28

AMENDMENT

AGREEMENT, dated as of May 10, 2023 (this “Agreement”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”), Centrecourt Asset Management LLC, a New York limited liability company (“Centrecourt”), and White River Energy Corp, Inc., a Nevada corporation (the “Company”), having its principal place of business at 609 West Dickson St., Suite 102 G, Fayetteville, AR. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of December 16, 2022, by and between Puritan Partners and the Company (the “Securities Purchase Agreement”).

WHEREAS, Puritan Partners purchased pursuant to the Securities Purchase Agreement $1,666,666.67 principal amount of 10% Original Issue Discount Senior Secured Note due September 16, 2023 (the “Note”).

WHEREAS, Centrecourt was granted shares of Common Stock of the Company (the “Shares”) in a Consulting Agreement dated December 16, 2022 by and between the Company and Centrecourt (the “Consulting Agreement”).

WHEREAS, the Company, Puritan Partners and Centrecourt would like to amend certain provisions in the Note and Consulting Agreement as set forth below.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	The following definitions set forth in Section 1 of the Note and references to such terms in the Note shall be deleted in their entirety: Monthly Conversion Period, Monthly Conversion Price, Monthly Redemption, Monthly Redemption Amount, Monthly Redemption Date, and Monthly Redemption Notice. In addition, the term “Change of Control Transaction” in Section 1 of the Note shall be replaced with “Change of Control,” which is the defined term in the Securities Purchase Agreement.

2.	Section 6(b) of the Note shall be deleted in its entirety.

3.	References to Monthly Redemption and obligations to redeem under Section 6(b) set forth in Section 6(c) of the Note shall be deleted.

4.	The interest due on the Note for the period ending May 16, 2023 (i.e., $12,500) and one half of the Mandatory Redemption Amount (i.e., $250,000) due on the Note on May 16, 2023, or a total of $262,500, will be paid in full on May 16, 2023.

5.	The interest due on the balance of the Note for the period ending: (i) June 16, 2023 will be paid in full no later than June 16, 2023, (ii) July 16, 2023 will be paid in full no later than July 16, 2023, (iii) August 16, 2023 will be paid in full no later than August 16, 2023, and (iv) September 16, 2023 will be paid in full no later than September 16, 2023.

6.	Section 6(e) of the Note, shall be deleted in its entirety and replaced with the following:

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“Mandatory Prepayment. The Company shall be required to offer to prepay in cash the aggregate principal amount of the Notes at 127.5% of the principal amount thereof plus any unpaid accrued interest to the date of prepayment, upon the occurrence of (i) the sale of all or substantially all of the assets of the Company, or its Subsidiaries, (ii) a Change of Control, (iii) a Qualified Offering or (iv) the Maturity Date. Provided, however, that in such an event, the Holder(s) shall have the right to convert the Note prior to the date of any such prepayment in accordance with any of the conversion mechanics as set forth herein in lieu of such prepayment with respect to all or any portion of the Note. Such prepayment shall be made on the date of each of the events specified above and in each case the Company shall if practical provide 20 days’ notice to the Holder(s) of any such event.

7.	The definition of Mandatory Default Amount set forth in Section 1 of the Note shall be deleted in its entirety and replaced with the following:

“Mandatory Default Amount” means the sum of (a) 132.5% of the then outstanding principal amount of the Note, (b) accrued but unpaid interest through maturity and (c) all liquidated damages and other amounts due in respect of the Note.

8.	The definition of Optional Redemption Amount set forth in Section 1 of the Note shall be deleted in its entirety and replaced with the following:

“Optional Redemption Amount” means at 127.5% of the principal amount thereof plus any unpaid accrued interest to the date of repayment, plus all other liquidated and other amounts due in respect of the Note.

9.	The following language shall be added as the seventh and eighth sentences of Section 1 of the Consulting Agreement.

“In addition, Centrecourt Asset Management or its designee shall receive on the date ending 180 days after the Effective Date, an additional number of Shares if necessary such that Centrecourt Asset Management or its designee shall have received a number of shares equal to $1,666,666.67 divided by the price per share of the common stock 180 days after the Effective Date using the formula set forth above based as of such date. The intent of this provision is that Centrecourt Asset Management or its designee shall receive a dollar amount of registered Shares at least equal to $1,666,666.67 through a date ending 180 days after the Effective Date. It being understood that in no event shall this provision reduce the amount of Shares previously earned by Centrecourt Asset Management.”

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Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

WHITE RIVER ENERGY CORP

By:	/s/ Jay Puchir
Name:	Jay Puchir
Title:	Chief Executive Officer

Puritan Partners LLC

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Managing Member

CENTRECOURT ASSET MANAGEMENT LLC

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Chief Executive Officer

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